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                                                                  EXHIBIT (A)(2)

                               [ENGAGE LETTERHEAD]

Dear Fellow Engage Employee:


      As we are sure you realize many of our outstanding stock options have exercise prices that are significantly higher than the current market price of our common stock.

      Our Board of Directors is concerned that many of your current options are not achieving the purpose for which they were intended. As such, Engage is offering its U.S. employees a chance to exchange their stock options for restricted stock. By making this offer, we expect to be able to provide a more meaningful performance incentive to our employees, align employee interests with those of our stockholders, and motivate our employees to build stockholder value going forward.

      This is a voluntary stock option exchange program. Under the program, as a current U.S. employee, you will have the opportunity to exchange all of your currently outstanding options for restricted shares of Engage stock.

      The enclosed Schedule A, lists the current options you have that are eligible for exchange. If you wish to participate you must exchange all of your options, not just a portion of your options. The restricted shares of Engage stock that you receive will, until they become vested, be non-transferable, subject to forfeiture, and are referred to as "restricted stock".

      If you elect to participate you will receive an amount of restricted shares equal to the amount of eligible options exchanged. The restricted stock will vest every six months in six equal installments beginning on March 1, 2003. Each vesting period triggers ordinary tax consequences. Please read the attached documents for further information or consult with your personal tax advisor. If you wish, you may file a Section 83(b) election with the IRS and pay taxes on all the shares now. More information on this is also contained in the enclosed documents (See Section 13 of the Offer to Exchange).

      The offer to exchange your options is being made under the terms and subject to the conditions of the Offer to Exchange and Letter of Transmittal/Election to Exchange form. The Offer to Exchange contains detailed information about the program, including the vesting schedule for the restricted stock and a detailed set of questions and answers. Please read the materials carefully because they contain important information about how you may participate in the program and the terms of the restricted stock that you will be eligible to receive if you decide to participate.

      Although we make no recommendation as to whether you should elect to exchange your options, we see the exchange as an opportunity to provide our loyal employees with an immediate stake in the Company. Each employee must make his or her own decision. If you have any questions about the program, please call Daniel Carroll, our General Counsel at (978) 247-5343 or contact Mr. Carroll by fax at (978) 684-3141 or email at dcarroll@engage.com.

      Again, this program is a way for us to retain our talented and valued employees. I thank you for your continued hard work, dedication and support.

                                          Sincerely,





                                          John D. Barone, President
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          PROCEDURES FOR OFFER TO EXCHANGE OPTIONS FOR RESTRICTED STOCK

ALL EMPLOYEES:

      - Read through attached documents so you may make a decision on whether or not you will participate in this program.

EMPLOYEES NOT EXCHANGING ANY OPTIONS FOR RESTRICTED STOCK:

      -     You do not need to do anything. No form is required to be sent in.


EMPLOYEES CHOOSING TO EXCHANGE OPTIONS FOR RESTRICTED STOCK:

      -     Sign and date the Letter of Transmittal/Election to Exchange form.

      - Determine how you want to satisfy the withholding tax requirement (See Section 13 of the Offer to Exchange).

      - If you want to file an 83(b) election and pay taxes on all the restricted shares up front and before the vesting of any shares, you must fill out and sign an 83(b) election form and follow the instructions on that form for filing it with the IRS. You can obtain an 83(b) election form from our General Counsel. Note: if you wish to make an 83(b) election, YOU MUST FILE IT WITH THE IRS WITHIN 30 DAYS of the date the restricted shares are granted to you.

      - FAX OR MAIL THE ELECTION TO EXCHANGE FORM TO DANIEL CARROLL, OUR GENERAL COUNSEL.

      - ALL FORMS MUST BE RECEIVED BEFORE 5:00 P.M., EASTERN TIME, ON FEBRUARY 4, 2003.

      - An email acknowledging receipt of your Letter of Transmittal/Election to Exchange form will be sent promptly after it is received by us.

      - If you do not receive an acknowledgment of receipt, contact our General Counsel at (978) 247-5343 or dcarroll@engage.com.

      - Any questions you have regarding the right to exchange can be directed to our General Counsel at (978) 247-5343 or dcarroll@engage.com.